 Exhibit (d)(1)

SOLICITATION AGENCY AGREEMENT FOR

TENDER OF WARRANTS IN PURCHASING SHARES

This Solicitation Agency Agreement is entered into by and between CRYOPORT, INC., a Nevada corporation (“Issuer”), and Emergent Financial Group, Inc. (the “Solicitation Agent”) as of March 3, 2016.

1.           DESCRIPTION OF OFFERING.

(a)          Issuer proposes to offer (the “Offering”) in a private placement to accredited investors only pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, to the holders identified on Schedule A (individually an “Offeree” and collectively the “Offerees”) of the warrants to purchase the number of shares identified on Schedule A of Issuer’s $0.001 par value common stock (“Common Stock”) at the exercise prices identified in Schedule A (individually a “Warrant” and collectively the “Warrants”), the opportunity to amend and exercise all or a portion of the shares underlying such Offeree’s Warrant. The shares of Common Stock to be issued upon such amendment and exercise are referred to herein as the “Shares”.

(b)          Each Offeree who desires to participate in the Offering with respect to some or all, of the shares underlying Warrants held by such Offeree, would (1) enter into an amendment agreement, which would amend such Warrants with respect to such shares the Offeree so desires to (i) reduce the exercise price of such Warrants with respect to such shares to $1.25 and (ii) shorten the exercise period with respect to such shares so that they expire concurrently with the expiration of the Offer, and (2) exercise such Warrants with respect to such shares by delivering cash to the escrow agent. In the event an Offeree elects to amend and exercise with respect to less than all of the shares underlying the Warrant, a replacement Warrant for the remaining shares will be issued under the same terms as the original Warrant.

(c)          The maximum number of Shares Issuer will issue as a result of the Offering is 2,448,000 Shares.

(d)          In the event the Offerees tender for more than the maximum number of Shares that Issuer will issue as a result of the Offering, the acceptance by Issuer of the tenders will be on a prorated basis as nearly as is possible with no fractional Shares being issued.

2.           APPOINTMENT OF AGENT.

On the basis of the warranties, representations and agreements of the parties hereto, and the satisfaction of the conditions set forth herein, Issuer hereby appoints the Solicitation Agent, and the Solicitation Agent hereby accepts such appointment, to act as Issuer’s exclusive agent in connection with the Offering, on a best efforts basis, which appointment will be for the period set forth in Section 4 below and, for avoidance of doubt, will end on the Termination Date. The Solicitation Agent shall not appoint or engage any sub-agents without Issuer’s prior written consent.

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3.           REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF ISSUER. Issuer hereby represents and warrants to Solicitation Agent as follows:

(a)          Issuer, with the assistance of the Solicitation Agent’s counsel, will prepare an Offer To Amend And Exercise Warrants To Purchase Common Stock (the “Memorandum”) with respect to the Offering and an Election to Consent, Participate and Excise Warrant (the “Election” and together the Memorandum, a transmittal letter to the Offerees which shall accompany the Memorandum and Election and the other documents contemplated therein are referred to herein as the “Offering Documents”) appropriate for an offering under Rule 506 to purchasers that are all “accredited investors” within the meaning of Regulation D under the Securities Act of 1933 (the “Act”). Issuer will also prepare and, subject to prior review by the Solicitation Agent’s legal counsel, file a Form D and all other documents required to comply with applicable exemptions from federal registration and state blue sky qualification with the Securities and Exchange Commission and blue sky authorities of such states as may be requested by the Solicitation Agent. The Offering Documents and Form D will be subject to the Solicitation Agent’s approval. Promptly following the filing with the Securities and Exchange Commission of a Schedule TO related to the Offering, the Issuer shall distribute the Offering Documents to the Offerees at their addresses set forth in the Schedule A hereto.

(b)          As of the closing of the Offering, the Offering Documents will (i) contain all material statements which are required to be made therein in accordance with the Act and the Rules and Regulations for an offering under Rule 506 to purchasers that are all “accredited investors” within the meaning of Regulation D; (ii) in all material respects conform to the applicable requirements of the Act and of the Rules and Regulations adopted under the Act (the “Rules and Regulations”) for an offering under Rule 506 to purchasers that are all “accredited investors” within the meaning of Regulation D; and (iii) not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the representations and warranties in this paragraph shall not apply to statements or omissions made in reliance upon written information furnished to Issuer by the Solicitation Agent expressly for use in preparation of the Offering Documents.

(c)          Issuer is duly organized and validly existing as a corporation in good standing under the laws of the State of Nevada, with full power and authority to own its properties and conduct its business, as to be described in the Memorandum.

(d)          Issuer shall take commercially reasonable action necessary to conduct the Offering in accordance with law.

(e)          Issuer will not engage in general solicitation or general advertising within the meaning of Rule 502 of Regulation D in connection with the Offering.

(f)          None of Issuer; nor any predecessor of Issuer; nor any of their respective directors, executive officers, other officers participating in the offering; nor any beneficial owners of 20% or more of either Issuer’s or its predecessors voting securities is subject to any disqualifying event specified in Rule 506(d). The Solicitation Agent will reasonably cooperate with efforts of Issuer to confirm the accuracy of this representation.

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4.          REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SOLICITATION AGENT. The Solicitation Agent hereby represents and warrants to Issuer as follows:

(a)          The Solicitation Agent is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and will maintain such good standing status during the term of this Agreement. No proceedings are pending or, to the best of the Solicitation Agent’s knowledge, threatened that, in any way, may revoke or limit the Solicitation Agent’s authority to commence the Offering, including, but not limited to, any proceedings or actions by FINRA, the Securities and Exchange Commission, the Minnesota Department of Commerce or any other applicable state blue sky authorities.

(b)          The Solicitation Agent is a licensed broker-dealer in good standing under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, and the laws and regulations of Minnesota and such other states where the Solicitation Agent will solicit Offerees to participate in the Offering. Issuer will not be disqualified from relying on Rule 505 of Regulation D by reason of the application of Rule 505(b)(2)(iii) to the Offering due to any act or omission of the Solicitation Agent or any of its directors, officers or employees. The representatives employed by or contracting with the Solicitation Agent are duly licensed by FINRA, and are duly licensed in each of the states in which offers, offers for sale, or sales of the Units will be made.

(c)          The Solicitation Agent will not engage in general solicitation or general advertising within the meaning of Rule 502 of Regulation D in connection with the Offering.

(d)          Neither the Solicitation Agent nor any of its registered representatives, directors or executive officers is subject to any disqualifying event specified in Rule 506(d). The Solicitation Agent will reasonably cooperate with efforts of Issuer to confirm the accuracy of this representation.

5.           SOLICITATION PERIOD. Subject to applicable law, the Solicitation Agent shall commence the solicitation of prospective investors as soon as is reasonably practicable following the completion of the Offering Documents for distribution to Offerees and, unless otherwise terminated hereunder, shall continue to solicit participation by the Offerees in the Offering until the earlier of (a) expiration date of the Offering as provided in the Offering Documents, or (b) April 31, 2016 (the “Termination Date”).

6.           DELIVERIES AND CLOSING.

(a)          The Solicitation Agent shall require the Offerees who elect to participate in the Offering to complete the Election supplied for that purpose by Issuer. Copies of the Election tendered by Offerees will be provided to Issuer’s Chief Financial Officer.

(b)          All payments tendered by Offerees will be deposited into an escrow account with an escrow agent pursuant to the terms of a proceeds escrow agreement among such escrow agent, Issuer and the Solicitation Agent pending disbursement in connection with the completion of the Offering (the “Closing”). All disbursements will be pursuant to joint instructions of Issuer and the Solicitation Agent delivered to the escrow agent.

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(c)          The original Warrants of Offerees who elect to participate in the Offering shall be delivered to Issuer’s Chief Financial Officer.

(d)          In the event, an Offeree who desires to participate in the Offering is unable to locate the Offeree’s original Warrant, Issuer shall provide a form of Affidavit of Loss and Indemnification Agreement which may be executed by such Offeree confirming the inability to locate the Warrant, providing customary indemnification provisions, and requesting Issuer to permit the tender without delivery of the original Warrant for cancellation.

(e)          Promptly following the Termination Date, Issuer and Solicitation Agent will conduct the Closing. In connection with the Closing:

(i)           Issuer will provide to Solicitation Agent evidence of the directions to Issuer’s transfer agent for the issuance to the Offerees of the Shares being issued, whether or not such shares will be certificated;

(ii)         original Warrants or Affidavit of Loss and Indemnification Agreement shall be delivered to Issuer;

(iii)        Issuer and the Solicitation Agent will execute and deliver to the escrow agent joint instructions to disburse the escrowed proceeds among Issuer, the Solicitation Agent and any Offeree due a return of tendered funds; and

(iv)        Issuer will provide to Solicitation Agent evidence of the replacement warrants being issued to the Offerees who are due such warrants due to election to amend and exercise less than all shares issuable upon conversion of the applicable Warrant.

7.           SOLICITATION COMPENSATION.

(a)          The Solicitation Agent shall receive a cash fee (the “Solicitation Commissions”) equal to seven percent (7%) of the gross proceeds received from the exercise of Warrants pursuant to the Offering. In addition, the Solicitation Agent shall be paid a non-accountable expense allowance (the “Expense Allowance”) equal to three percent (3%) of the gross proceeds received from the exercise of Warrants pursuant to the Offering; provided, however, that the Expense Allowance shall be reduced to two percent (2%) of such gross proceeds if the number of Shares issued in the Offering is less than 500,000. Such compensation is to be due and payable to the Solicitation Agent in immediately available funds at the Closing.

(b)          Provided that a minimum of 500,000 Shares are issued in the Offering, at the conclusion of the Offering, the Solicitation Agent (or its designees) shall be entitled to receive a warrant to purchase a number of shares of Common Stock equal to ten percent (10%) of the number of Shares issued in the Offering at an exercise price equal to $2.04 (the “Solicitation Agent Warrant”). The Solicitation Agent Warrant shall have a term of approximately five years following the date of issuance and a cashless exercise provision.

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8.           CONFIDENTIALITY. In the course of its services under this Agreement, the Solicitation Agent will have access to Confidential Information (as defined below) concerning Issuer. The Solicitation Agent agrees that all Confidential Information will be treated by the Solicitation Agent as confidential in all respects. The Solicitation Agent hereby agrees that it and its employees, dealers, affiliates and representatives shall: (i) use the Confidential Information solely for the purposes of its engagement hereunder; and (ii) not disclose any Confidential Information to any other party except to those Solicitation Agent representatives who need to know such information for the purposes of the Solicitation Agent’s engagement hereunder and who have been advised of such confidentiality restrictions. The term “Confidential Information” shall mean all information, whether written or oral, which is or has been disclosed by Issuer, agents or representatives to the Solicitation Agent or any of its representatives in connection with the Offering and the transactions contemplated hereby, which is not in the public domain, but shall not include: (i) information which is publicly disclosed other than by or at the direction of the Solicitation Agent in violation of this Agreement; (ii) information which is obtained by the Solicitation Agent from a third party that (x) has not violated, or obtained such information in violation of, any obligation to Issuer with respect to such information, and (y) does not require the Solicitation Agent to refrain from disclosing such information; and (iii) information which is required to be disclosed by the Solicitation Agent or its outside counsel under compulsion of law (whether by oral question, interrogatory, subpoena, civil investigative demand or otherwise) or by order of any court or governmental or regulatory body to whose supervisory authority the Solicitation Agent is subject; provided that, in such circumstance, the Solicitation Agent will give Issuer prior written notice within one day of Solicitation Agent’s knowledge or determination of such requirement of disclosure and cooperate with Issuer to minimize the scope of any such disclosure. The Solicitation Agent’s obligation under this section shall continue after the date of expiration, termination or completion of this Agreement or the Solicitation Agent’s engagement hereunder.

9.           INDEMNIFICATION.

(a)          Issuer (to the extent that it is not limited by judgment of a proper court of law under the Act) shall indemnify and hold harmless the Solicitation Agent, and each person who controls (as such term is defined by Rule 405 under the Act) the Solicitation Agent within the meaning of the Act, against any losses, claims, damages or liabilities, joint and several, to which the Solicitation Agent or such controlling persons may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Offering Documents, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any inaccuracy in, or breach of, the representations and warranties of Issuer contained herein or any failure of Issuer to perform its obligations hereunder or under law; and Issuer will reimburse the Solicitation Agent and each such controlling person for any legal or other expenses reasonably incurred by such Solicitation Agent or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred; provided, however, that Issuer will not be liable in any such case to the extent that such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Issuer by the Solicitation Agent specifically for use in the preparation of the Offering Documents or any additions or supplements thereto or to the extent it is caused by the grossly negligent, willful or fraudulent actions of the Solicitation Agent. This indemnity agreement will be in addition to any liability which Issuer may otherwise have.

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The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement, alleged untrue statement, omission or alleged omission made in any form of the Offering Documents but eliminated or remedied by amendment or supplement to the Offering Documents, such indemnity agreement shall not inure to the benefit of the Solicitation Agent or each such controlling person with respect to any loss, liability, claim or damage asserted by any person who purchased the Units which are the subject thereof, if the Offering Documents was so amended or supplemented prior to such acceptance of the subscription.

(b)          The Solicitation Agent (to the extent that it is not limited by judgment of a proper court of law under the Act), will indemnify and hold harmless Issuer, each person who controls (as such term is defined under Rule 405 under the Act) Issuer within the meaning of the Act, each of its directors, and each of its officers, against any losses, claims, damages or liabilities, joint and several, to which Issuer, any such controlling person, director or officer may become subject, under the act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Documents, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission is made in the Offering Documents, in reliance upon and in conformity with written information furnished to Issuer by the Solicitation Agent specifically for use in the preparation thereof; or for any inaccuracy in, or breach of, the representations and warranties of the Solicitation Agent contained herein or any failure of the Solicitation Agent to perform its obligations hereunder in accordance with law, and the Solicitation Agent will reimburse Issuer, any such controlling person, director or officer for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred. This indemnity agreement will be in addition to any liability which the Solicitation Agent may otherwise have.

(c)          Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section, notify each indemnifying party in writing of the commencement thereof. The indemnification provided for in this Section 11 shall not be available to any party who fails to so notify each indemnifying party to the extent that the indemnifying party to whom notification was not given was unaware of the action to which the notification would have related and was prejudiced by the failure to notify; provided, however, that the omission to so notify each indemnifying party will not relieve any indemnifying party from any liability which it may have to any indemnified party otherwise than under this section. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel chosen by the indemnifying party and reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, and selection of counsel satisfactory to the indemnified party, the indemnifying party shall not be liable to such indemnified party under this section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

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(d)          As an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding as to which indemnification hereunder is sought, the indemnifying party will reimburse the indemnified party on a monthly basis for all reasonable legal fees or other expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the indemnifying party’s obligation to reimburse for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. To the extent that any such interim reimbursement payment is ultimately held to have been improper, the indemnified party shall promptly return it to the party or parties that made such payment, together with interest, compounded daily, determined on the basis of the base rate (or other commercial lending rate for borrowers of the highest credit standing) announced from time to time by Wells Fargo Bank, (“Prime Rate”). Any such interim reimbursement payments which are not made to the indemnified party within 30 days of a request for reimbursement shall bear interest at the Prime Rate from the date of such request.

(e)          In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Sections 9(a) or 9(b) is for any reason held, by a court of competent jurisdiction, to be unenforceable as to any party entitled to indemnity, Issuer and the Solicitation Agent, or any controlling person of the foregoing, shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted) to which Issuer and the Solicitation Agent, or any controlling person of the foregoing, may be subject (i) in such proportion as is appropriate to reflect the relative benefits received by Issue, on the one hand, and the Solicitation Agent on the other from the offering contemplated hereby or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Issuer, on the one hand, and of the Solicitation Agent on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or expense, as well as any other relevant equitable considerations. The relative benefits received by Issuer, on the one hand, and the Solicitation Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by Issuer bear to the total sales commissions received by the Solicitation Agent. The relative fault of Issuer, on the one hand, and of the Solicitation Agent on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Issuer or by the Solicitation Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person guilty of fraudulent misrepresentation or guilty of misstating or misrepresenting a material fact or failing to state a material fact shall be entitled to contribution, as to any liability arising from such fraudulent misrepresentation or omission, from any person who was not guilty of such fraudulent or other misrepresentation or omission.

10.         NOTICES. Except as otherwise expressly provided in this Agreement or duly noticed hereunder, all notices and other communications hereunder shall be in writing and, if given to the Solicitation Agent, shall be mailed, delivered or faxed and confirmed to Emergent Financial Group, Inc., Attention: Peter Voldness and to Issuer at the addresses set forth on the signature page hereof with a copy to the party’s counsel as indicated on the signature page hereof.

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11.         MISCELLANEOUS. This Agreement shall inure to the benefit of and be binding upon the successors of the Solicitation Agent and of Issuer. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their successors, and the controlling persons and directors and officers referred to in Section 11, any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision hereof. The term “successors” shall not include any purchaser of the Units merely by reason of such purchase. No subrogee of a benefited party shall be entitled to any benefits hereunder. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the matters contemplated by this Agreement and supersedes all prior and contemporaneous agreements and understandings between the parties with respect to the matters contemplated by this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to such state’s choice of laws provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

	CRYOPORT, INC.		EMERGENT FINANCIAL GROUP, INC.

By	/s/Robert Stefanovich	By	/s/Peter Voldness
	Robert Stefanovich, Chief Financial Officer		Peter Voldness, Chief Executive Officer

	Address: 17305 Daimler Street		Address: 3600 American Boulevard West
	Irvine, CA 92614		Suite 670
Bloomington, MN 55431

	With copy to:		with copy to:
	Anthony J. Ippolito		Randy J. Sparling
	Snell & Wilmer		Felhaber Larson
	600 Anton Blvd., Suite 1400		220 South Sixth Street, Suite 2200
	Costa Mesa, CA 92626-7689		Minneapolis, MN 55402

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